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FOR IMMEDIATE RELEASE

OMNICARE CONTACTS:                          NEIGHBORCARE CONTACTS:
Cheryl Hodges                               Investors:  Tania Almond
(859) 392-3331                              (410) 528-7555

Andy Brimmer / Jamie Moser                  Media: Denise DesChenes/Dan Gagnier
Joele Frank, Wilkinson Brimmer Katcher      Citigate Sard Verbinnen
(212) 355-4449                              212-687-8080

   OMNICARE AND NEIGHBORCARE SIGN DEFINITIVE MERGER AGREEMENT FOR $1.8 BILLION
     TRANSACTION; COMBINATION CREATES PREMIER INSTITUTIONAL PHARMACY COMPANY

COVINGTON, KY and BALTIMORE, MD - (July 7, 2005) - Omnicare, Inc. (NYSE: OCR) and NeighborCare, Inc. (NASDAQ: NCRX) today announced that the two companies have entered into a definitive merger agreement under which Omnicare will acquire all of the outstanding shares of NeighborCare common stock for $34.75 per share in cash, for a total transaction value of approximately $1.8 billion, which includes approximately $245 million of NeighborCare's net debt. The transaction was unanimously approved by the Boards of Directors of both Omnicare and NeighborCare.

The transaction will enhance Omnicare's position as the leading provider of pharmacy services for the elderly and will bring Omnicare's total number of beds served to nearly 1.4 million, an increase of approximately 27%. The combined company will have a nationwide network of pharmacies serving long-term care providers in 47 states and the District of Columbia. Based upon results for Omnicare and NeighborCare for the quarter ended March 31, 2005, Omnicare's combined annualized revenues on a pro forma basis would be approximately $6.0 billion.

Under the terms of the merger agreement, Omnicare will amend its outstanding tender offer for all of the outstanding shares of NeighborCare on or about July 14, 2005 to reflect the terms of the agreement. The merger, which has already cleared the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, is expected to close during the third quarter. Given the substantial economies of scale and cost synergies anticipated from the acquisition, it is expected that it will be significantly accretive to Omnicare's diluted earnings per share in 2006 and beyond.

Joel F. Gemunder, president and chief executive officer of Omnicare, said, "We are very pleased to enter into a definitive merger agreement to acquire NeighborCare as we believe this transaction will deliver substantial value for the stockholders of both companies. More than a year in the making, the combination of our companies, we believe, will create a premier institutional pharmacy company and result in substantial benefits to both companies' customers, employees and other interested constituencies. Omnicare's acquisition of NeighborCare expands our reach and presence and enhances our opportunities for efficiencies through economies of scale. With our strong track record of enhancing shareholder value through the successful integration of acquisitions, I am confident that we will be able to rapidly and seamlessly integrate our two organizations to build a stronger, more efficient company while continuing to provide the excellent service and care that each and every customer expects from us."

John J. Arlotta, NeighborCare's chairman, president and chief executive officer said, "After careful consideration, our Board has decided that Omnicare's revised offer is in the best interests of our shareholders. Over the past year and a half as an independent company, our organization has made significant progress in achieving our business goals and we are pleased that Omnicare has recognized the values inherent in our enterprise. We now believe that we can create even greater value by combining with Omnicare."

The transaction is subject to the satisfaction of customary closing conditions contained in the merger agreement and the completion of the outstanding tender offer for NeighborCare's shares.

Dewey Ballantine LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel to Omnicare and Lehman Brothers Inc. and Lazard are acting as financial advisors. Innisfree M&A Incorporated is acting as information agent for Omnicare's offer. Wachtell, Lipton, Rosen & Katz is acting as NeighborCare's legal counsel and Goldman, Sachs & Co. is serving as financial advisor. MacKenzie Partners, Inc. is serving as NeighborCare's information agent.

ABOUT OMNICARE, INC.
Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,090,000 beds in 47 states in the United States and in Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

ABOUT NEIGHBORCARE, INC.
NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation's leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare's operations span the nation, providing pharmaceutical services in 34 states and the District of Columbia. Visit our website at WWW.NEIGHBORCARE.COM.

STATEMENTS MADE IN THIS DOCUMENT, OUR WEBSITE AND IN OUR OTHER PUBLIC FILINGS AND RELEASES, WHICH ARE NOT HISTORICAL FACTS CONTAIN "FORWARD-LOOKING" STATEMENTS (AS DEFINED IN THE FEDERAL SECURITIES LAWS) THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE AT ANY TIME. THESE FORWARD-LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONTAINING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY", "TARGET" AND SIMILAR EXPRESSIONS. SUCH FORWARD LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING THE EFFECT OF THE SPIN-OFF ON OUR OPERATIONS, EXPECTED CHANGES IN REIMBURSEMENT RATES AND INFLATIONARY INCREASES IN STATE MEDICAID RATES, EXPECTED BED COUNT, EXPECTED SG&A EXPENSE, ANTICIPATED RESTRUCTURING CHARGES AND ESTIMATES OF TIMING AND COSTS SAVINGS RELATED TO COST IMPROVEMENT INITIATIVES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COSTS, CHANGES IN THE REIMBURSEMENT RATES OR METHODS OF PAYMENT FROM MEDICARE OR MEDICAID, OR THE IMPLEMENTATION OF OTHER MEASURES TO REDUCE REIMBURSEMENT FOR OUR SERVICES; CHANGES IN PHARMACY LEGISLATION AND PAYMENT FORMULAS; THE EXPIRATION OF ENACTMENTS PROVIDING FOR ADDITIONAL GOVERNMENT FUNDING; EFFORTS OF THIRD PARTY PAYORS TO CONTROL COSTS; THE IMPACT OF FEDERAL AND STATE REGULATIONS; CHANGES IN PAYOR MIX AND PAYMENT METHODOLOGIES; FURTHER CONSOLIDATION OF MANAGED CARE ORGANIZATIONS AND OTHER THIRD PARTY PAYORS; COMPETITION IN OUR BUSINESS; AN INCREASE IN INSURANCE COSTS AND POTENTIAL LIABILITY FOR LOSSES NOT COVERED BY, OR IN EXCESS OF, OUR INSURANCE; COMPETITION FOR QUALIFIED STAFF IN THE HEALTHCARE INDUSTRY; OUR ABILITY TO CONTROL OPERATING COSTS, AND GENERATE SUFFICIENT CASH FLOW TO MEET OPERATIONAL AND FINANCIAL REQUIREMENTS; AND AN ECONOMIC DOWNTURN OR CHANGES IN THE LAWS AFFECTING OUR BUSINESS IN THOSE MARKETS IN WHICH NEIGHBORCARE OPERATES. OUR BUSINESS, OPERATIONS OR RESULTS COULD ALSO BE AFFECTED BY THE EFFECTS OF OMNICARE'S TENDER OFFER OR ITS PENDENCY ON THE COMPANY AND ITS BUSINESS, EMPLOYEES, CUSTOMERS AND SUPPLIERS.

THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT ARE, IN SOME CASES, BEYOND OUR CONTROL. WE CAUTION INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY US ARE NOT GUARANTEES OF FUTURE PERFORMANCE. WE DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO ANNOUNCE PUBLICLY THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

NEIGHBORCARE HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING OMNICARE'S TENDER OFFER. NEIGHBORCARE'S SHAREHOLDERS ARE STRONGLY ADVISED TO READ CAREFULLY NEIGHBORCARE'S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) REGARDING THE TENDER OFFER BECAUSE IT CONTAINS IMPORTANT INFORMATION. FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND THE RELATED AMENDMENTS OR SUPPLEMENTS, WHICH HAVE BEEN FILED BY NEIGHBORCARE WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE AT THE SEC'S WEB SITE AT WWW.SEC.GOV, OR AT NEIGHBORCARE'S WEB SITE AT WWW.NEIGHBORCARE.COM, AND ALSO BY DIRECTING REQUESTS TO NEIGHBORCARE'S INFORMATION AGENT, MACKENZIE PARTNERS, INC., AT 1-800-322-2885

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